Exhibit 15.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-151385) of Cardero Resource Corp. (the “Company”) of our Report dated January 27, 2014 relating to the financial statements of the Company which appear in the Company’s annual report on Form 20-F for the fiscal year ended October 31, 2013.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia, Canada
May 6, 2014